Exhibit 99.1

EMERGE INTERACTIVE REACHES AGREEMENT FOR $4.0 MILLION

INITIAL FUNDS IN PRIVATE PLACEMENT FINANCING

SEBASTIAN, FL, November 22, 2004 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company serving the agricultural, foodservice, and healthcare industries, today announced it has reached an agreement for the private placement of common stock and warrants with institutional investors to raise $4.0 million in proceeds. As part of the transaction, eMerge will sell 2,500,000 common shares at a purchase price of $1.60 per share and issue warrants to purchase an additional 875,000 common shares at an exercise price of $2.00 per share. The transaction provides the investors the right to invest up to an additional $2.0 million through the purchase of up to 1,250,000 common shares at a purchase price of $1.60 per share. This right may be exercised at any time prior to the 180th trading day following the date that a registration statement covering the common shares is declared effective by the Securities and Exchange Commission. eMerge has the right, under certain conditions, to require the investors to make the entire $2.0 million investment. The transaction is expected to close in the next 15 days and is subject to customary closing conditions.

“We believe that the proceeds from this transaction, coupled with our expectations for expanded revenue from VerifEYE and CattleLog products in fiscal 2005, will strengthen our balance sheet and provide substantial working capital to finance the Company’s business plan. As previously announced, we believe recent developments in the marketplace have favorably impacted the demand for our products. We are encouraged by those developments and by the positive implications of this financing,” stated David C. Warren, eMerge’s Chief Executive Officer and President.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. eMerge has agreed to file a registration statement with respect to the resale of the shares. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About eMerge Interactive

eMerge Interactive, Inc., is a technology company serving the agricultural, foodservice, and healthcare industries. The Company is developing a broad portfolio of innovative products, including VerifEYETM HandScan, Solo, and CIS contamination detection systems, for use in restaurants, hospitals, and food processors. The Company’s agricultural products include CattleLogTM, USDA-approved Process Verified Program providing individual animal data collection and reporting that enables livestock tracking, verification, and branding. For more information, please visit www.emergeinteractive.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

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